Exhibit 99.1

AdStar Company Contact: Jeff Baudo, 310-577-8255, jbaudo@adstar.com
AdStar Media Contact: Kevin Wilson, 801-898-5520, kwilson@kevinwilsonpr.com AdStar Broker Contact: RJ Falkner & Company, Inc., 800-377-9893,
                       info@rjfalkner.com

FOR IMMEDIATE RELEASE

          AdStar Closes Private Placement of Approximately $2 Million

MARINA DEL REY, Calif. - October 2, 2003 -AdStar, Inc. (Nasdaq: ADST, ADSTW) today announced that it had raised approximately $2 million in its private placement of 1,590,000 shares of Common Stock to accredited investors. The private placement commenced on September 20th and stopped accepting subscriptions on Friday, September 26.

"The proceeds of our private placement will be an invaluable resource to us as we continue to establish strategic partnerships, expand our ASP business and execute upon our aggressive company goals," said Leslie Bernhard, president and chief executive officer of AdStar. We appreciate the quick and positive reaction from investors and the support and efforts of the investment community."

About AdStar, Inc.

AdStar (Nasdaq: ADST, ADSTW), headquartered in Marina del Rey, Calif., is a leading provider of remote advertising technology products and services to the $20+ billion classified advertising industry. AdStar transforms publishers' Web sites into full-service classified ad sales channels for their print and online classified ad departments. Since 1986, AdStar has set the standard for remote ad entry software by allowing advertisers the ability to place ads electronically with many of the largest newspapers in the United States. Today, AdStar's infrastructure, through its private label model, powers classified ad sales for more than 40 of the largest newspapers in the United States, the Newspaper Association of America's bonafideclassifieds.com (where ads can be placed in more than 120 newspapers), CareerBuilder, and a growing number of other online and print media companies. The company's common stock is listed on the Nasdaq Stock Market under the symbol "ADST."

Forward Looking Statements

This release contains forward-looking statements concerning the business and products of the company. Actual results may differ from those projected or implied by such forward-looking statements depending on a number of risks and uncertainties including, but not limited to, the following: historical business has already matured, new online business is unproven and may not generate expected revenues, and Internet security risks. Other risks inherent in the business of the company are described in Securities and Exchange Commission filings, including the company's annual report on Form 10-KSB. The company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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